Exhibit 10.1
EMPLOYMENT AGREEMENT
between
MARSH SUPERMARKETS, INC.
and
DOUGLAS W. DOUGHERTY

EMPLOYMENT AGREEMENT
between
MARSH SUPERMARKETS, INC.
and
DOUGLAS W. DOUGHERTY
          This Employment Agreement (“Agreement”) is made and entered into by and between Marsh Supermarkets, Inc. (the “Company”) and Douglas W. Dougherty (“Executive”) on June 9, 2006, but effective as of Effective Date (as defined below).
Recitals
          A. The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment.
          B. Executive desires to be employed by the Company and to enter into an agreement embodying the terms of such employment.
Agreement
          NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
          1. Effective Date. This Agreement shall be effective as of December 8, 2005 (the “Effective Date”).
          2. Term of Employment. The term of this Agreement shall begin on the Effective Date and shall end on December 31, 2006 (the “Term”), subject, however, to earlier termination as provided in Section 7 of this Agreement.; provided, however, the obligations of the Company shall extend beyond the Term to the extent expressly provided in this Agreement.
          3. Position and Responsibilities. During the Term, Executive agrees to serve as Executive Vice President-Finance and Administration and Chief Financial Officer of the Company, and/or in such additional or different positions as the Company may assign Executive from time to time and to perform all of the duties and responsibilities associated with such position or positions, subject to the direction of the Company.
          4. Standard of Care. During the Term, Executive (a) will devote substantially all of his working time, attention, energies and skills exclusively to the business and affairs of the Company and its affiliates; (b) will diligently and loyally serve the Company; (c) will not, except as noted herein, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company, which written consent will not be unreasonably withheld; and (d) will not take any action that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Company or that is detrimental to the business of the Company; provided, however, this Section 4 shall not be construed as preventing Executive (x) from investing his personal assets in such form or manner as will not require his services in the daily operations and affairs of the businesses in which such investments are made, (y) from participating in charitable or other not-for-profit activities as long as such activities do not substantially interfere with Executive’s work for the Company (or its affiliates), or (z) from serving as an outside director of one or more for-profit companies as long as such activities do not substantially interfere with Executive’s work for the Company (or its affiliates) or conflict with his duty of loyalty to the Company. The Executive shall promptly inform the Company of any directorship described in clause (z) of the preceding sentence.
          5. Compensation and Benefits. As remuneration for all services to be rendered by Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to Executive the following:
     5.1 Annual Base Salary. The Company shall pay Executive a base salary at an annual rate of Two Hundred Ten Thousand Dollars ($210,000) from the Effective Date through December 31, 2005, and an annual rate of Four Hundred Seventy-Seven Thousand Nine Hundred Four Dollars and Thirteen Cents ($477,904.13) for the remainder of the Term (the “Base Salary”). The Base Salary shall be paid to Executive consistent with the customary payroll practices of the Company.
     5.2 Incentive Bonus. The Company shall pay Executive (a) a bonus in the amount of $125,000 on June 30, 2006 (the “June 30 Bonus”), if Executive is still employed by the Company on such date, subject to Section 7.6 of this Agreement, provided, however, that if the Company terminates Executive without Cause prior to June 30, 2006, the Company shall pay to Executive, within ten (10) business days after the termination date, a bonus in an amount determined by multiplying $125,000 by a fraction, the numerator of which is the number of days elapsed beginning on December 8, 2005, through and including the termination date and the denominator of which is the number of days from Effective Date through and including June 30, 2006, and (b) a bonus in the amount of $125,000 on December 31, 2006 (together with the June 30 Bonus, the “Bonuses”), if Executive is still employed by the Company on such date, subject to Section 7.6 of this Agreement, provided, however, that if the Company terminates Executive without Cause after June 30, 2006 and prior to December 31, 2006, the Company shall pay to Executive, within ten (10) business days after the termination date, a bonus in an amount determined by multiplying $125,000 by a fraction, the numerator of which is the number of days elapsed beginning on July 1, 2006 through and including the termination date and the denominator of which is 184.
     5.3 Employee Benefits. Executive shall be included as a participant in all present and future health, welfare, retirement, and equity compensation plans generally available to employees of the Company. Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any employee benefit plan, so long as such changes are similarly applicable to other employees generally.

          6. Reimbursement of Business Expenses. The Company shall pay or reimburse Executive for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing his duties under this Agreement. Such expenses shall be paid or reimbursed to Executive consistent with the expense reimbursement policies of the Company in effect from time to time and Executive agrees to abide by any such expense reimbursement policies.
          7. Termination of Employment.
     7.1 Termination Due to Death. If Executive dies during the Term, this Agreement shall terminate on the date of Executive’s death. Upon the death of Executive, the Company’s obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, provided, however, that the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date and provided, further, that Executive’s death shall not affect the Company’s obligations referred to in Section 7.7. Other than the foregoing, the Company shall have no further obligations to Executive (or Executive’s estate, heirs, executors, administrators and personal representatives) under this Agreement.
     7.2 Termination Due to Disability. If Executive suffers a Disability (as hereafter defined), the Company shall have the right to terminate this Agreement and Executive’s employment with the Company. The Company shall deliver written notice to Executive of the Company’s termination because of Disability, pursuant to this Section 7.2, specifying in such notice a termination date not less than fourteen (14) calendar days after the giving of the notice (the “Disability Notice Period”), and this Agreement, and Executive’s employment by the Company, shall terminate at the close business on the last day of the Disability Notice Period.
     Upon the termination of this Agreement because of Disability, the Company’s obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, provided, however, that that the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date and provided further that termination of Executive’s employment and this Agreement shall not affect the Company’s obligations referred to in Section 7.7. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.
     The term “Disability” shall mean the inability, in the written opinion of a licensed physician chosen by the Board of Directors of the Company, of Executive, because of injury, illness, disease or bodily or mental infirmity to perform a substantial portion of his ordinary duties and that this condition has existed for a least six months and will more probably than not extend for an additional six months into the future.
     7.3 Termination by the Company Without Cause. At any time during the Term, the Company, by action of its Board of Directors, may terminate this Agreement and Executive’s employment with the Company without Cause for any reason or no reason by notifying Executive in writing of the Company’s intent to terminate, specifying in such notice the effective termination date (which termination date shall be not fewer than 60 days after the date on which the Company provides written notice to the Executive of its intention to terminate the Executive’s employment), and this Agreement and Executive’s employment with the Company shall terminate at the close business on the termination date specified in the Company’s notice. Upon termination of Executive’s employment by the Company without Cause, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date; (b) the Company shall pay Executive that portion of the Bonuses calculated pursuant to Section 5.2 of this Agreement; and (c) the Company shall make the payments and provide the benefits referred to in Section 7.7.
     7.4 Termination by the Company For Cause. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company for “Cause” as provided in this Section 7.4. “Cause” shall mean the occurrence of one or more of the following events: (a) the willful and continued failure of Executive to perform substantially his duties owed to the Company after a written demand for substantial performance is delivered to Executive which specifically identifies the nature of such non-performance, (b) the willful engaging by Executive in gross misconduct significantly and demonstrably injurious to the Company, or (c) conduct by Executive in the course of his employment which is a felony or fraud that results in material harm to the Company. No act or omission on the part of Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) reasonable notice to Executive setting forth the reasons for the Company’s intention to terminate for Cause, (ii) an opportunity for Executive, together with his counsel, to be heard before the Board of Directors of the Company, and (iii) delivery to the Executive of a notice of termination from the Board of Directors finding that in the good faith opinion of three-quarters (3/4) of the Board of Directors that Executive was guilty of conduct set forth in clause (a), (b) or (c) above and specifying the particulars thereof in detail.
     Upon termination of Executive’s employment by the Company for Cause, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, provided, however, that the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date and, provided further that termination of Executive’s employment shall not affect the Company’s obligations referred to in Section 7.7. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.
     7.5 Voluntary Termination By Executive. At any time during the Term, Executive may terminate this Agreement and his employment with the Company by giving the Company written notice of termination, specifying in such notice a termination date not less than sixty (60) calendar days after the giving of the notice (the “Executive’s Notice Period”), and Executive’s employment with the Company shall terminate at the close of business on the last day of the Executive’s Notice Period; provided, however, that in response to Executive’s notice of termination, the Company shall have the right to terminate Executive’s employment with the Company at any time during the Executive’s Notice Period. Upon termination of Executive’s employment with the Company under this Section 7.5, whether at the end of Executive’s Notice Period or earlier as designated by the Company, the Company’s obligation to pay Executive compensation and benefits under this Agreement shall immediately terminate, provided, however, that the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date and, provided further that termination of Executive’s employment shall not affect the Company’s obligations referred to in Section 7.7. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.
     7.6 Change in Control. In the event of a Change in Control (as defined in this Section 7.6) of the Company, the Company shall pay to Executive, within ten (10) business days following the effective date of the Change in Control, the full amount of the Bonuses, to the extent that they have not already been paid to Executive, calculated as if the Executive had worked through December 31, 2006. “Change in Control” shall mean the happening of any one or more of the following events: (a) the Company shall cease to be a publicly-owned corporation having its outstanding common stock traded in the over-the-counter market or other national exchange; or (b) any person or entity, including a “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities that may be cast for the election of directors of the Company; or (c) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of any such period; or (d) the shareholders of the Company approve (i) any merger, consolidation or other business combination of the Company with an other “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or any affiliate thereof, other than a merger or consolidation that would result in the outstanding Class A Common Stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity) at least sixty percent (60%) of the outstanding Class A Common Stock of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) a plan of complete liquidation of the Company; or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of the Company.
     7.7 Additional Obligations. Notwithstanding the preceding provisions of this Section 7, termination of Executive’s employment with the Company shall not affect the Company’s obligations to Executive under the Marsh Supermarkets, Inc. 1999 Senior Executive Supplemental Retirement Plan, dated as of August 3, 1999, as amended

(“Supplemental Retirement Plan”) or the Company’s obligations under Section 10. Upon Executive’s termination of employment with the Company, the obligations of the Company and Executive under the Consulting Agreement (as defined in Section 9) shall resume as provided in Section 9. In addition, if Executive’s employment terminates before May 20, 2007, the Company shall pay Executive separation pay, at the monthly rate of $22,325.34, for the period beginning immediately following Executive’s termination date and continuing through May 20, 2007 (“Separation Pay”). If the Executive’s employment terminates in 2006, the Company shall pay the Separation Pay to the Executive as a single lump sum as soon as practicable after the Executive’s termination of employment, but not later than March 15, 2007. If the Executive’s employment terminates after 2006, the Company shall pay the Separation Pay to the Executive in monthly payments on the first day of each calendar month during that period, as follows: (a) the first payment shall include separation pay for one full month plus any partial month that occurred from the termination date through the first payment date; (b) the final payment shall be for that portion of a full month remaining from the final payment date through May 20, 2007; and (c) each other payment during the period shall be for one full month; provided, however, to the extent that the payment of any separation pay would violate the six-month rule of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, such payment shall be delayed until the earliest date on which it can be paid without violating such rule.
          8. Retirement Plans. During his employment under this Agreement, Executive’s pension payments under the Employee’s Pension Plan of Marsh Supermarkets, Inc. and Subsidiaries (the “Pension Plan”) will be suspended. At the termination of Executive’s employment under this Agreement, Executive’s pension payments under the Pension Plan shall become payable according to the Pension Plan’s terms. This Agreement shall not affect the payment of Executive’s benefits under Supplemental Retirement Plan.
          9. Consulting Agreement. Effective May 20, 2005, the Company and Executive entered into a Consulting Agreement (“Consulting Agreement”). By execution of this Agreement, the Company and Executive hereby amend the Consulting Agreement (a) to suspend their rights, duties, and powers under the Consulting Agreement during the period of Executive’s employment under this Agreement; (b) to resume all their rights, duties, and powers under the Consulting Agreement immediately upon the termination of Executive’s employment under this Agreement; and (c) to extend the stated term of the Consulting Agreement by the same period of time that Executive is employed under this Agreement. In all other respects, the Consulting Agreement will remain in full force and effect.
          10. Medical and Dental Insurance. The Company will provide to Executive and his spouse the same medical and dental insurance benefits upon the termination of Executive’s employment under this Agreement as it agreed to provide upon the termination of his employment under the Separation and Release Agreement dated May 20, 2005 (“Separation Agreement”); provided, however, to the extent that the provision or payment of any amount or benefit required by this sentence would violate the six-month rule of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, such payment shall be delayed until the earliest date on which it can be paid without violating such rule.

          11. Assignment.
     11.1 Assignment by Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the capital stock, business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be ,a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company terminated Executive’s employment without Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the termination date. As used in this Agreement, “Company” shall mean. the Company and any successor to its business and/or assets which executes and delivers the Agreement provided for in this Section 11.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     11.2 Assignment by Executive. The services to be provided by Executive to the Company hereunder are personal to Executive, and Executive’s duties may not be assigned by Executive; provided, however, that this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, in the absence of such designee, to Executive’s estate.
          12. Dispute Resolution and Notice.
     12.1 Dispute Resolution. Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or by binding arbitration.
     If arbitration is selected, such proceeding shall be conducted before an arbitrator selected by mutual agreement of Executive and the Company and shall be governed by the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. If the parties are unable to select an arbitrator by mutual agreement within thirty (30) days, the arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Such arbitration shall take place in Indianapolis, Indiana. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to any payments or benefits to be provided until the date of termination of his employment during the pendency of any dispute or controversy arising under or in connection with this Agreement. All of Executive’s costs and expenses of litigation or arbitration, including attorney’s fees, shall be borne by the Company and paid as incurred, whether or not Executive prevails in the litigation or arbitration.
     12.2 Notice. Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if (a) delivered by hand delivery, (b) sent by facsimile communication with appropriate confirmation of delivery, (c) sent by registered or certified United States mail, return receipt requested, with all postage prepaid, or (d) sent by recognized international commercial express courier service, with all delivery charges prepaid, addressed as follows:
If to the Company or its Board of Directors:
Marsh Supermarkets, Inc.
9800 Crosspoint Blvd.
Indianapolis, Indiana 46256-3350
Attention: Corporate Secretary
Facsimile: (317) 594-2704
If to the Executive:
Douglas W. Dougherty
9974 Parkway Drive
Fishers, Indiana 46038
          13. Miscellaneous.
     13.1 Entire Agreement. Except as set forth in Sections 8 and 9 of this Agreement, which relate to the Pension Plan, Supplemental Retirement Plan and Consulting Agreement (which shall remain in effect except as expressly amended hereby), and Section 10, which relates to the provision of certain benefits under the Separation Agreement (which provisions, as amended herein, shall remain in effect), this Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.
     13.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.
     13.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     13.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     13.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
     13.6 Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board of Directors of the Company or to the Board’s designee. Executive may make or change such designation at any time in the manner specified herein.
     13.7 Payment Obligation Absolute. The Company’s obligation to make the payments and the arrangements and benefits provided for or referred to herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reasons whatsoever.
     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.
     13.8 Contractual Rights to Benefits. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
     13.9 Governing Law. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary.
     13.10 Indemnification. The Company shall indemnify Executive as an officer, employee and/or director of the Company to the maximum extent permitted by law. This obligation shall indefinitely survive the termination of Executive’s employment with the Company and the termination of this Agreement. This provision shall in no way limit the Company’s obligation to indemnify Executive under any other agreement or pursuant to the Company’s articles of incorporation or bylaws.
          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement, intending it to be effective as of the Effective Date.

MARSH SUPERMARKETS, INC.

By:	/s/ Stephen M. Huse	/s/ Douglas W. Dougherty

Douglas W. Dougherty

Name:	Stephen M. Huse

Title:	Chairman, Compensation Committee of the Board of Directors

	“Company"	“Executive"

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